Exhibit 10.9

FIFTH MODIFICATION TO REVOLVING PROMISSORY NOTE AND
REVOLVING CREDIT AND SECURITY AGREEMENT,
AND REAFFIRMATION OF GUARANTY

Acme United Corporation
60 Round Hill Road
Fairfield, Connecticut 06824
(Hereinafter referred to as "Borrower")

Acme United Limited
351 Foster Street
Mount Forest, Ontario, Canada, NOG 2LO
(Individually and collectively "Guarantor")

Wachovia Bank, National Association
50 Main Street
White Plains, New York 10606
(Hereinafter referred to as "Bank")

THIS AGREEMENT is entered into as of January 25, 2010 by and between Bank, Borrower and Guarantor.

RECITALS

Bank is the holder of a certain Amended and Restated Revolving Promissory Note dated June 23, 2008 in the principal amount of up to $20,000,000.00 (the "Amended Note"), which Amended Note amended and restated a certain Revolving Promissory Note in the principal amount of up to $10,000,000.00 dated August 2, 2002 (the “Original Note”);

The Original Note was previously amended pursuant to the Second Modification Agreement, as defined below, to be in the principal amount of up to $15,000,000.00;

The Amended Note evidences a certain revolving loan from Bank to Borrower (the "Loan"), which Loan is made pursuant to the terms of a certain Revolving Credit And Security Agreement dated August 2, 2002 (as modified from time to time, the "Loan Agreement”);

The Original Note and Loan Agreement were modified pursuant to the terms of a certain Modification to Revolving Promissory Note and Revolving Credit and Security Agreement and Reaffirmation of Guaranty dated September 30, 2004 (the “First Modification Agreement”), further amended by a Second Modification to Revolving Promissory Note and Revolving Credit and Security Agreement and Reaffirmation of Guaranty dated as of March 6, 2006 (the “Second Modification Agreement”), further amended by a Third Modification to Revolving Promissory Note and Revolving Credit and Security Agreement and Reaffirmation of Guaranty dated as of August 22, 2007 (the “Third Modification Agreement”), and further amended by a Fourth Modification to Revolving Promissory Note and Revolving Credit and Security Agreement and Reaffirmation of Guaranty dated as of June 23, 2008 (the “Fourth Modification Agreement” and collectively with this Agreement, the First Modification Agreement, the Second Modification Agreement, the Third Modification Agreement, the Fourth Modification Agreement, the Original Note, the Amended Note, the Loan Agreement, the Guaranty as hereafter defined, and all of the other documents which evidence or secure the Loan, the "Loan Documents");

Borrower and Bank have agreed to decrease the principal amount of the Loan, extend the maturity date of the Loan, modify the interest rate payable under the Amended Note, and have further agreed to certain other modifications to the Loan Documents;

Pursuant to its Unconditional Guaranty dated August 2, 2002 (the “Guaranty”), Guarantor unconditionally agreed to the full payment and performance of all Guaranteed Obligations, as defined in the Guaranty, and has agreed to the modifications set forth herein and to reaffirm its Guaranty;

In consideration of Bank's agreement to such modifications and the other agreements contained herein, the parties agree as follows:

AGREEMENT

ACKNOWLEDGMENT OF BALANCE.  Borrower acknowledges that the most recent Commercial Loan Invoice sent to Borrower with respect to the Indebtedness, as that term is defined in the Loan Agreement, is correct.

MODIFICATIONS.

1.  The Amended Note is hereby modified as follows:

a.  The principal amount of Twenty Million and 00/100 dollars ($20,000,000.00) set forth in the caption and in the first paragraph of the Amended Note is hereby modified to be Eighteen Million and 00/100 dollars ($18,000,000.00).  Any other reference in the Amended Note or in any other Loan Documents to the principal amount of the Amended Note is hereby modified to be Eighteen Million and 00/100 dollars ($18,000,000.00).

b.  The section of the Amended Note entitled “INTEREST RATE DEFINITIONS” set forth on the second page thereof is hereby deleted in its entirety and the following paragraphs are substituted therefor:

INTEREST RATE DEFINITIONS.

LIBOR-Based Rate.  “LIBOR-Based Rate” means 1-month LIBOR plus 2.0%.

LIBOR.  "LIBOR" means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate Successor Page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins, or, in the case of the first Interest Period, the second London business day before the first day of the calendar month during which such Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

Interest Period.  “Interest Period” means, when interest accrues at the LIBOR-Based Rate, each period commencing on the first day of the calendar month and ending on the first day of the next succeeding calendar month; provided that any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note.

LIBOR Market Index-Based Rate.  1-month LIBOR Market Index Rate plus 2.0%, as 1-month LIBOR Market Index Rate may change from day to day.

LIBOR Market Index Rate.  1-month "LIBOR Market Index Rate", for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate Successor Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

Except as set forth above with respect to the modification of such Interest Rate Definitions, the provisions of the Amended Note specifying the application of the Interest Rate shall remain unmodified and in full force and effect.

c.  The paragraph entitled “REPAYMENT TERMS” set forth on the second page of the Amended Note is hereby deleted in its entirety and the following paragraph is substituted therefor:

REPAYMENT TERMS.  This Note shall be due and payable in consecutive monthly payments of accrued interest only commencing February 1, 2010 and continuing on the first Business Day of each month thereafter, until fully paid.  All outstanding principal will be repaid in accordance with the Loan Agreement, as hereinafter defined, and, if Borrower subscribes to Bank's cash management services and such services are applicable to this line of credit, the terms of such services.  In any event, this Note shall be due and payable in full, including all principal and accrued interest, on January 31, 2012, the maturity date of this Note.

2.  The Loan Agreement is hereby modified as follows:

a.  Section 5.6(e) of the Loan Agreement, entitled “Payables Report”, is hereby deleted in its entirety and the following is substituted therefor: “Intentionally Deleted.”

b.  Section 7.4 of the Loan Agreement, entitled “Fixed Charge Coverage Ratio”, is hereby deleted in its entirety and the following paragraph is substituted therefor:

7.4.  Fixed Charge Coverage Ratio.  Borrower, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0, to be calculated at the end of each fiscal quarter on a rolling four quarter basis.  “Fixed Charge Coverage Ratio” shall mean the sum of earnings before interest, taxes, depreciation and amortization, less Unfinanced Capital Expenditures, dividends, and funds used for stock repurchases, divided by the sum of interest expense plus current maturities of long-term debt paid during the prior four quarters.  “Unfinanced Capital Expenditures” shall mean increases in fixed assets at fiscal year end as compared to the prior year, less financing associated with the purchase of such fixed assets.

c.  The definition of “Maximum Loan Amount” set forth in Exhibit 1 to the Loan Agreement, as previously modified, is hereby deleted in its entirety and the following is substituted therefor:

"’Maximum Loan Amount’ means: $18,000,000.00.”

d.  The definition of “Termination Date” set forth in the Loan Agreement is hereby deleted in its entirety, and the following is substituted therefor:

“’Termination Date’ means January 31, 2012.

3.  Except as modified herein, all other terms, covenants and conditions set forth in any Loan Document shall remain unmodified and in full force and effect.

ACKNOWLEDGMENTS AND REPRESENTATIONS.  Borrower and Guarantor acknowledge and represent that the Amended Note, the Loan Agreement, the Guaranty and all other Loan Documents, as amended hereby, are in full force and effect without any defense, counterclaim, right or claim of set-off; that, after giving effect to this Agreement, no default or event that with the passage of time or giving of notice would constitute a default under the Loan Documents has occurred; that all representations and warranties contained in the Loan Documents are true and correct as of this date; that all necessary action to authorize the execution and delivery of this Agreement has been taken; and that this Agreement is a modification of an existing obligation and is not a novation.

COLLATERAL.  Borrower and Guarantor acknowledge and confirm that there have been no changes in the ownership of the collateral pledged to secure the Loan (the "Collateral") since the Collateral was originally pledged; that the Bank has existing, valid first priority security interests and liens in the Collateral; and that such security interests and liens shall secure Borrower’s and Guarantor’s obligations to Bank, including without limitation the Note as amended hereby, and all future modifications, extensions, renewals and/or replacements of the Loan Documents.

REAFFIRMATION OF GUARANTY.  Guarantor hereby consents to the modifications contained herein and hereby ratifies and confirms: (a) that it unconditionally guarantees to Bank the payment and performance from and by Borrower of the Guaranteed Obligations, as defined in the Guaranty, upon the terms and conditions set forth in the Guaranty and (b) such Guaranteed Obligations include, without limitation, the Amended Note and Loan Agreement as modified hereby.  Guarantor acknowledges that its reaffirmation and ratification of the Guaranty is a material inducement for Bank to enter into this Agreement and that Bank would not do so without said reaffirmation and ratification.  This Agreement and the Guaranty are Guarantor’s valid and binding obligation enforceable against it in accordance with their terms.

MISCELLANEOUS PROVISIONS.  Assignment.  This Agreement and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Bank's interests in and rights under this Agreement and the other Loan Documents are freely assignable, in whole or in part, by Bank.  In addition, nothing in this Agreement or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Agreement or any of the other Loan Documents or any interest therein to any Federal Reserve Bank.  Borrower shall not assign its rights and interest hereunder or under any of the other Loan Documents without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void.  Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Agreement and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with federal law and, except as preempted by federal law, the laws of the state named in Bank's address on the first page hereof without regard to that state's conflict of laws principles.  If the terms of this Agreement should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Agreement shall control.  Borrower's Accounts.  Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's deposit accounts and investment property with Bank and any of its affiliates. Swap Agreements.  All swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Amended Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to the Amended Note shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement.  Jurisdiction.  Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in the Bank’s address on the first page hereof.  Severability.  If any provision of this Agreement or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or other such document.  Payments.  All payments shall be mailed to Bank at Commercial Loan Services, P. O. Box 740502, Atlanta, GA  30374-0502; or other such address as provided by Bank in writing.  Notices.  Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code MAC J0528-110, 50 Main Street, White Plains, NY 10606 or such other address as Bank may specify in writing from time to time.  Notices to Bank must include the mail code.  In the event that Borrower changes Borrower's address at any time prior to the date the obligations under the Amended Note are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.  Plural; Captions.  All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity.  The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.  Advances. Bank in its sole discretion may make other advances and readvances under the Amended Note pursuant to its terms.  Posting of Payments.  All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day.  Unless otherwise permitted by Bank, any repayments of the Amended Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Bank receives collected funds. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated together with all other parties obligated for the Obligations.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.  Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.  Telephone Communication Monitoring.  Borrower agrees that Borrower’s telephone communications with Bank may be monitored and/or recorded to improve customer service and security.  Final Agreement.  This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties.  There are no unwritten agreements between the parties.

LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

CONNECTICUT PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZE THE BANK'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS AGREEMENT.  EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

BORROWER HEREBY REPRESENTS AND WARRANTS TO BANK THAT THE WITHIN WAIVERS ARE THEIR FREE ACT AND DEED MADE KNOWINGLY AND VOLUNTARILY FOLLOWING CONSULTATION WITH INDEPENDENT COUNSEL OF THEIR CHOICE.

PLACE OF EXECUTION AND DELIVERY.  Borrower hereby certifies that this Agreement and the Loan Documents were executed in the State of Connecticut and delivered to Bank in the State of Connecticut.

IN WITNESS WHEREOF, the undersigned have signed and sealed this Agreement as of the day and year first above written.

WITNESSES:

Acme United Corporation

By:	/s/ Walter C. Johnsen
Walter C. Johnsen
Its: Chairman of the Board and
Chief Executive Officer

Acme United Limited

By:	/s/ Walter C. Johnsen
Walter C. Johnsen
Its: Chairman of the Board

STATE OF CONNECTICUT	)
	) ss: Fairfield	January 25, 2010
COUNTY OF FAIRFIELD	)

Personally appeared this date, Walter C. Johnsen, Chairman of the Board and Chief Executive Officer of Acme United Corporation, a Connecticut corporation, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

Notary Public
My Commission Expires:
Commissioner of the Superior Court

STATE OF CONNECTICUT	)
	) ss: Fairfield	January 25, 2010
COUNTY OF FAIRFIELD	)

Personally appeared this date, Walter C. Johnsen, Chairman of the Board of Acme United Limited, a Canadian corporation, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

Notary Public
My Commission Expires:
Commissioner of the Superior Court

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Annette Herber
Annette Herber
Its: Vice President, Duly Authorized

STATE OF NEW YORK	)
	) ss: Fairfield	January 26, 2010
COUNTY OF	)

Personally appeared this date, Annette Herber, Vice President of Wachovia Bank, National Association, a National Banking Association, signer and sealer of the foregoing instrument and acknowledged the same to be his/her free act and deed as such officer, and the free act and deed of said banking association, before me.

Notary Public
My Commission Expires: